Exhibit II

Nordic Investment Bank

Schedule of External Floating Indebtedness as of December 31, 2025

Currency	Amounts outstanding at December 31, 2025 in currency of borrowing	Amounts outstanding at December 31, 2025 in EUR
EUR	132,226,887.94	132,226,887.94

		132,226,887.94